EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76006 and 333-76008) of our report dated March 13, 2006 relating to our audit of the consolidated financial statements of CTI Industries Corporation and Subsidiaries included in the 2005 annual report on Form 10-K.

Weiser LLP
New York, New York
April 13, 2006